Exhibit 99.1
Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
November 16, 2005
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS A 61% INCREASE IN FOURTH QUARTER NET INCOME AND A YEAR-END RECORD $5.8 BILLION BACKLOG AT SEPTEMBER 30, 2005
Fourth Quarter Highlights
•	Net income increased 61% to $563.8 million, the highest quarterly earnings in homebuilding history

•	Earnings per diluted share increased 59% to $1.77 per diluted share

•	Consolidated revenue increased 45% to $5.1 billion

•	Net sales orders increased 33% to $3.8 billion (13,950 homes)

•	Moody’s upgraded D.R. Horton’s senior debt to an investment grade rating of Baa3
Fiscal Year 2005 Highlights
•	Net income increased 51% to $1,470.5 million, the highest annual earnings in homebuilding history

•	Earnings per diluted share increased 50% to $4.62 per diluted share

•	Consolidated revenue increased 28% to $13.9 billion

•	Gross margin on homebuilding revenue improved 250 basis points to 25.6%

•	Homes closed increased 17% to 51,172 homes, the first time a builder has closed more than 50,000 homes in the United States in a fiscal year

•	Net sales orders increased 28% to $14.6 billion on 53,232 homes sold, the first time a builder has sold more than 50,000 homes in the United States in a fiscal year

•	Sales order backlog increased 28% to $5.8 billion (19,244 homes)

•	Stockholders’ equity increased 35% to $5.4 billion

•	Homebuilding debt to total capitalization (net of cash) improved 670 basis points to 32.2%
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Wednesday (November 16, 2005), reported the highest quarterly and annual earnings in Company history. Net income for the fourth quarter ended September 30, 2005 increased 61% to $563.8 million ($1.77 per diluted share), from $349.6 million ($1.11 per diluted share) for the same quarter of fiscal 2004. Fourth quarter consolidated revenue increased 45% to $5.1 billion, from $3.5 billion in the fourth quarter of fiscal 2004. Homes closed increased 38% to 18,622 homes from 13,452 homes in the year ago quarter.
     For the fiscal year ended September 30, 2005, net income increased 51% to $1,470.5 million ($4.62 per diluted share), compared to $975.1 million ($3.09 per diluted share) for fiscal 2004. Consolidated revenue for the year increased 28% to $13.9 billion, from $10.8 billion for fiscal 2004. Homes closed increased 17% to 51,172 homes from 43,567 homes in fiscal 2004.
     The Company’s sales order backlog of homes under contract at September 30, 2005 was a fiscal year-end record $5.8 billion (19,244 homes), up 28% from $4.6 billion (17,184 homes) at September 30, 2004. As previously reported, net sales orders for the fourth quarter were $3.8 billion (13,950 homes), an increase of 33% compared to $2.8 billion (11,105 homes) for the same quarter of fiscal 2004. Net sales orders for fiscal year 2005 increased 28% to $14.6 billion (53,232 homes), compared to $11.4 billion (45,263 homes) for fiscal 2004.
     The Company is raising its diluted earnings per share guidance for fiscal year 2006 to be in the range of $5.22 to $5.32 (based on approximately 321 million diluted shares). In fiscal year 2006, the Company expects to close approximately 58,000 homes and generate revenues in excess of $15.5 billion. The Company is reiterating its diluted earnings per share guidance for the quarter ending December 31, 2005 to be in the range of $0.90 to $0.95 (based on approximately 319.5 million diluted shares).
     The Company will host a conference call Wednesday, November 16th at 10:00 a.m. EST. The dial-in number is 800-374-9096. The call will also be webcast from www.drhorton.com on the “Investor Relations” page.
     Donald R. Horton, Chairman of the Board, said, “Fiscal year 2005 was our 28th consecutive year of growth in earnings and revenues. In addition to setting Company records, D.R. Horton is establishing industry records. The Company is the first builder to sell and close more than 50,000 homes in a year. We have accomplished this leadership position while continuing to improve our balance sheet. Our shareholders’ equity grew 35% to $5.4 billion, contributing to our record low homebuilding net debt to cap of 32.2%. The improvement in our balance sheet combined with our strong operating results resulted in our recent upgrade to investment grade status by Moody’s Investors Service.
     “We ended the year on an extremely positive note with a 33% organic increase in our fourth quarter sales and strong sales performances in all of our regions. Our double-digit sales increase and our record $5.8 billion backlog position us for a strong start to fiscal year 2006.”
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 51,000 homes in its fiscal year ended September 30, 2005. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 74 markets in 25 states in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s expected earnings per share for the quarter ending December 31, 2005 and fiscal year 2006, expected fiscal year 2006 revenues and homes closed and the expectation of a strong start to fiscal year 2006 due to the Company’s double-digit sales increase and record $5.8 billion sales order backlog. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; warranty and product liability claims; our substantial debt; governmental regulations and environmental matters; competitive conditions within the industry; the availability of capital to the Company on favorable terms; and the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.DRHORTON.com

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2004	2005	2004	2005
	(In millions, except per share amounts)
Homebuilding:
Revenues:
Home sales	$3,410.4	$4,943.7	$10,491.1	$13,376.6
Land/lot sales	49.1	74.4	166.9	252.0

	3,459.5	5,018.1	10,658.0	13,628.6

Cost of sales:
Home sales	2,604.8	3,697.9	8,094.7	9,977.7
Land/lot sales	30.2	57.2	102.6	162.6

	2,635.0	3,755.1	8,197.3	10,140.3

Gross profit:
Home sales	805.6	1,245.8	2,396.4	3,398.9
Land/lot sales	18.9	17.2	64.3	89.4

	824.5	1,263.0	2,460.7	3,488.3

Selling, general and administrative expense	279.5	399.8	959.0	1,226.6
Interest expense	—	4.4	3.4	4.4
Other (income)	(2.7)	(4.3)	(9.9)	(15.7)

Operating income from Homebuilding	547.7	863.1	1,508.2	2,273.0

Financial Services:
Revenues	51.1	78.6	182.8	235.1
General and administrative expense	37.1	42.5	121.0	147.6
Interest expense	1.9	7.7	5.9	16.8
Other (income)	(6.1)	(12.9)	(18.8)	(34.9)

Operating income from Financial Services	18.2	41.3	74.7	105.6

Income before income taxes	565.9	904.4	1,582.9	2,378.6
Provision for income taxes	216.3	340.6	607.8	908.1

Net income	$349.6	$563.8	$975.1	$1,470.5

Basic:
Net income per share	$1.12	$1.80	$3.14	$4.71

Weighted average number of common shares*	311.0	312.8	310.5	312.2

Diluted:
Net income per share	$1.11	$1.77	$3.09	$4.62

Weighted average number of common shares*	316.3	318.9	316.0	318.1

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$76.0	$66.3	$249.0	$225.0

Depreciation and amortization	$15.2	$13.5	$49.6	$52.8

Interest incurred	$60.8	$80.2	$242.6	$294.1

* reflects the four-for-three stock split of March 2005

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of September 30,
	2004	2005
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$480.1	$1,111.6
Inventories:
Construction in progress and finished homes	2,878.5	3,105.9
Residential lots — developed and under development	3,529.0	5,174.3
Land held for development	6.2	6.2
Consolidated land inventory not owned	153.7	200.4

	6,567.4	8,486.8

Property and equipment (net)	91.9	107.2
Earnest money deposits and other assets	576.6	756.0
Goodwill	578.9	578.9

	8,294.9	11,040.5

Financial Services:
Cash and cash equivalents	37.9	38.2
Mortgage loans held for sale	623.3	1,358.7
Other assets	29.1	77.4

	690.3	1,474.3

	$8,985.2	$12,514.8

LIABILITIES
Homebuilding:
Accounts payable	$585.2	$820.7
Accrued expenses and other liabilities	756.9	1,196.9
Notes payable	3,006.5	3,660.1

	4,348.6	5,677.7

Financial Services:
Accounts payable and other liabilities	16.8	24.0
Notes payable	492.7	1,249.5

	509.5	1,273.5

	4,858.1	6,951.2

Minority interests	166.4	203.2

STOCKHOLDERS’ EQUITY
Common stock	3.1	3.2
Additional capital	1,599.2	1,624.8
Retained earnings	2,417.3	3,791.3
Treasury stock (at cost)	(58.9)	(58.9)

	3,960.7	5,360.4

	$8,985.2	$12,514.8

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2004		2005		2004		2005
	Units	$'s	Units	$'s	Units	$'s	Units	$'s
Mid-Atlantic	1,136	$269.1	1,319	$338.0	4,032	$1,009.7	5,072	$1,342.7
Midwest	644	172.0	835	217.7	2,261	634.5	3,093	821.5
Southeast	1,631	365.0	2,102	550.5	6,301	1,375.8	8,181	2,036.3
Southwest	4,469	786.6	5,992	1,220.7	18,146	3,086.7	21,375	4,227.8
West	3,225	1,229.7	3,702	1,427.3	14,523	5,299.5	15,511	6,215.1

	11,105	$2,822.4	13,950	$3,754.2	45,263	$11,406.2	53,232	$14,643.4

HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2004		2005		2004		2005
	Units	$'s	Units	$'s	Units	$'s	Units	$'s
Mid-Atlantic	1,257	$300.4	1,615	$415.6	3,894	$888.4	4,296	$1,087.1
Midwest	960	257.8	1,175	317.7	2,381	643.7	2,593	688.9
Southeast	1,374	290.5	2,993	689.2	5,137	1,041.3	8,032	1,826.5
Southwest	5,252	872.1	7,262	1,352.6	18,190	3,012.3	20,734	3,758.1
West	4,609	1,689.6	5,577	2,168.6	13,965	4,905.4	15,517	6,016.0

	13,452	$3,410.4	18,622	$4,943.7	43,567	$10,491.1	51,172	$13,376.6

SALES ORDER BACKLOG

	As of September 30,
	2004		2005
	Units	$'s	Units	$'s
Mid-Atlantic	1,740	$492.2	2,516	$747.7
Midwest	861	269.7	1,361	402.2
Southeast	2,987	698.6	3,136	908.4
Southwest	6,632	1,195.3	7,273	1,665.0
West	4,964	1,912.7	4,958	2,111.9

	17,184	$4,568.5	19,244	$5,835.2